Form N-SAR
Item 77O

Name of Registrant:     SunAmerica Seasons Series Trust

Name of Portfolio:      Large Cap Growth

Issuer:         Citadel Broadcasting Corp.

Years of Operation:                             At least 3 years of operations

Underwriting Type:                              Firm

Offering Type:          U.S. Registered

Underwriter from whom Purchased:        Credit Suisse First Boston

Underwriting Syndicate Members:

Goldman Sachs & Co.


Date Offering Commenced:        02/11/04

Date of Purchase:               02/11/04

Principal Amount of Offering:   28,000,000 Shares

Offering price: $19.00

Purchase price: $19.00

Commission, spread or profit:   $.66

Principal amount of purchases by all
investment companies advised by the
investment sub-adviser: 8,100 shares